QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 26, 2006

MAGNA ENTERTAINMENT CORP. (Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

000-30578 (Commission File Number)	98-0208374 (I.R.S. Employer Identification No.)

337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 (Address of Principal Executive Offices) (Zip Code)

(905) 726-2462 (Registrant's Telephone Number, Including Area Code)

Not Applicable (Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On July 26, 2006 the Registrant issued a press release announcing that Gulfstream Park Racing Association, Inc. ("Gulfstream") has agreed to amend its existing project financing facility with MID Islandi, sf. (the "Lender") by adding a new tranche of up to $25.75 million (plus Lender costs and capitalized interest) to fund the design and construction of a slot facility to be located in the existing Gulfstream Park clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of 500 slot machines.

The new Gulfstream financing has a five-year term and, consistent with the existing facility, bears interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, interest on the new tranche will be capitalized. Beginning January 1, 2007, the new tranche provides for blended payments of principal and interest based on a 25-year amortization period commencing on that date. Advances relating to the slot facility will be made available by way of progress draws and there will be no prepayment penalty associated with the new tranche. The Gulfstream project financing facility will be further amended to introduce a mandatory annual cash flow sweep of not less than 75% of Gulfstream's total excess cash flow, after permitted capital expenditures and debt service, to be used to repay the additional principal amount being made available under the new tranche. Gulfstream will pay the Lender a fee of $257,500 (1% of the amount of the new tranche) as consideration for the amendments.

The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Note: The information contained in this report on Form 8-K shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01    Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

Exhibit No.    Description

99.1                Press Release dated July 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP. (Registrant)
July 28, 2006
	by:	/s/ WILLIAM G. FORD William G. Ford Corporate Secretary

QuickLinks

SIGNATURES